Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Second Quarter 2007 Financial Results

Net revenue of $160.1 million, up 33.2 percent year-over-year

Operating income of $19.5 million, up 25.7 percent; Operating margin of 12.2 percent

Company reverses valuation allowance relating to foreign tax credits resulting in tax benefit

Company increases 2007 Net Revenue Guidance

CHICAGO (July 31, 2007) — Heidrick & Struggles International, Inc. (NASDAQ: HSII), the world’s premier executive search and leadership consulting firm, today announced financial results for the second quarter ended June 30, 2007.

Consolidated net revenue of $160.1 million increased 33.2 percent from $120.2 million in the 2006 second quarter. The positive impact of changes in foreign currency exchange rates, primarily related to European revenue, represented approximately four percentage points of the growth. Net revenue grew 29.5 percent in the Americas, 29.7 percent in Europe (approximately 21 percent on a constant currency basis), and 67.2 percent in the Asia Pacific region (approximately 62 percent on a constant currency basis).

The number of confirmed executive searches increased 18.1 percent from the 2006 second quarter. The number of consultants on June 30, 2007, was 398, compared to 335 as of June 30, 2006. Productivity, as measured by annualized revenue per executive search consultant, increased to $1.5 million from $1.4 million in the 2006 second quarter. The average fee per executive search was $111,000.

Chief Executive Officer, Kevin Kelly, said, “I am extremely pleased to report that the second quarter of 2007 represented our sixth quarter of sequential net revenue growth. We also achieved record productivity levels and a record operating margin in Europe of 14.1 percent. The investments we made in 2006, including strategic hires, the acquisition of Highland Partners, and a realignment of our industry and functional teams, are returning demonstrable value to the company, to our clients, and to shareholders.”

Consolidated salaries and employee benefits expense was $110.7 million, an increase of 36.6 percent from $81.0 million in the comparable quarter of 2006. As a percentage of net revenue, salaries and employee benefits were 69.2 percent for the quarter, compared to 67.4 percent in the year-ago period. The increase in expense primarily reflects costs associated with increasing consultant headcount by approximately 19 percent since June 30, 2006, and higher bonus accruals associated with higher levels of net revenue. The increase also reflects $4.2 million of additional stock based, non-cash compensation expense including a charge of approximately $1.2 million associated with the accelerated vesting of outstanding equity awards for Thomas J. Friel, who retired as chairman in May 2007 after 28 years with the company, as well as amortization expense related to restricted stock units granted during the year to retain the company’s largest producers and align them with shareholders, as well as to retain former Highland Partners consultants.

Consolidated general and administrative expenses were $29.9 million, up 28.3 percent from $23.3 million reported in the comparable prior year period. As a percentage of net revenue, consolidated general and administrative expenses were 18.7 percent, compared to 19.4 percent in the 2006 second quarter, reflecting leverage of the company’s fixed costs inherent at higher revenue levels and cost containment initiatives, offset by expenses associated with the company’s worldwide consultants’ meeting in June, and higher professional services fees.

Operating income was $19.5 million, up 25.7 percent over 2006 second quarter operating income of $15.5 million. The operating margin (measured as a percentage of net revenue) was 12.2 percent, compared to 12.9 percent in the 2006 second quarter. The operating margin was negatively impacted by higher bonus accruals associated with higher net revenue levels, expenses associated with the worldwide consultants’ meeting in June, higher professional services fees, the non-cash charge associated with the accelerated vesting of outstanding equity awards for Mr. Friel, and amortization expense related to restricted stock units granted during the year.

Net income increased to $21.0 million and diluted earnings per share were $1.11, reflecting an effective tax rate in the quarter of 2.3 percent, after discrete items. These results are compared to 2006 second quarter net income of $10.4 million and diluted earnings per share of $0.55, reflecting a 36.0 percent effective tax rate, after discrete items. The lower tax rate in the 2007 second quarter is a result of the company’s release of a valuation allowance related to its foreign tax credits. Following significant improvements in the financial performance of its foreign branches, particularly the UK branch, the company released a valuation allowance and received the benefit of foreign tax credits. These actions resulted in a net tax benefit in the quarter of $8.5 million. Excluding this $8.5 million tax benefit, the second quarter 2007 effective tax rate would have been 41.6 percent, which would have resulted in net income of $12.6 million and diluted earnings per share of $0.66.

Net cash provided by operating activities was $30.0 million, compared to $30.3 million in the second quarter of 2006. Cash, cash equivalents and short-term investments at June 30, 2007, were $180.0 million, compared to $159.8 million at June 30, 2006.

During the second quarter, the company repurchased 257,000 shares of its common stock at an average price of $48.45 per share for a total of $12.5 million. As of June 30, 2007, $12.7 million remains available under the current $50 million stock repurchase program authorized by the company’s Board of Directors in May 2006, and $50 million remains available under a new stock repurchase program authorized in May 2007.

Regional Review for the 2007 Second Quarter

The Americas reported net revenue of $88.2 million, an increase of 29.5 percent over the second quarter of 2006 and an increase of 5.8 percent sequentially. The Health Care, Professional Services and Consumer industry groups realized the largest year-over-year net revenue growth in the quarter, but every practice contributed to net revenue growth. Operating income of $19.4 million was up 20.8 percent year-over-year, and the operating margin was 22.0 percent compared to 23.6 percent in the 2006 second quarter. The operating margin decreased partly as a function of higher bonus accruals associated with higher levels of net revenue, as well as higher amortization expense related to restricted stock units granted to retain the company’s largest producers and align them with shareholders. Consultant headcount in the Americas was 212 at June 30, 2007, an increase of 35 compared to June 30, 2006.

In Europe, net revenue of $52.5 million increased 29.7 percent year-over-year and increased 23.3 percent sequentially. Year-over-year revenue growth was driven by strong performance in the Industrial, Financial Services, and Professional Services industry groups, and double-digit revenue growth from almost every country in the region. On a constant currency basis, year-over-year net revenue growth in Europe was approximately 21 percent. Operating income increased 87.7 percent year-over-year to $7.4 million, and the operating margin improved to 14.1 percent, compared to 9.7 percent in the 2006 second quarter. The London office was the strongest contributor to results in this region. Consultant headcount in Europe was 131 at June 30, 2007, an increase of 14 compared to June 30, 2006.

Asia Pacific achieved record net revenue of $19.4 million, an increase of 67.2 percent year-over-year, and an increase of 12.8 percent sequentially. Business was strong across the region with significant revenue contribution from the Financial Services, Consumer and Industrial industry groups. On a constant currency basis, year-over-year net revenue growth in Asia Pacific was approximately 62 percent. Operating income of $5.2 million was up 78.5 percent year-over-year, while the operating margin of 26.8 percent increased from 25.1 percent in the 2006 second quarter. Consultant headcount in Asia Pacific was 55 at June 30, 2007, an increase of 14 compared to June 30, 2006.

Six Month Results

For the six months ended June 30, 2007, net revenue was $303.2 million, a 36.8 percent increase from $221.7 million in the first six months of 2006. The number of confirmed executive searches for the first six months of 2007 increased 25.1 percent from the comparable period of 2006. Operating income in the first six months of 2007 was $35.8 million, representing an operating margin of 11.8 percent, compared to operating income in the first six months of 2006 of $24.0 million and an operating margin of 10.8 percent. Net income for the first six months of 2007 was $31.1 million, and diluted earnings per share were $1.64, reflecting an effective tax rate of 22.0 percent which includes a net tax benefit in the quarter of $8.5 million related to a valuation allowance reversal and the benefit of foreign tax credits. For the same period of 2006, net income was $16.3 million and diluted earnings per share were $0.85, reflecting an effective tax rate of 39.2 percent.

For the six months ended June 30, 2007 compared to the six months ended June 30, 2006, net revenue in the Americas increased 38.5 percent, and operating income increased 39.6 percent. The operating margin improved to 21.0 percent from 20.9 percent. In Europe, net revenue increased 25.3 percent and operating income increased 65.4 percent. The operating margin improved to 11.8 percent from 8.9 percent. In Asia Pacific, revenue increased 67.0 percent, and operating income increased 75.1 percent. The operating margin improved to 26.2 percent from 25.0 percent.

2007 Annual Outlook Updated

“For the first six months of 2007, every region achieved strong revenue growth and increased profitability,” Kelly said. “In the second half of 2007, we will continue our focus on new confirmations and quality search execution for clients, while pursuing productivity improvements and increasing profitability. The worldwide consultants’ meeting was an outstanding platform to further our ability to function as a single global firm and allowed us to share innovative ideas for how to capitalize on our existing assets. Demand for our services remains strong and we are excited about the prospects for improving our leadership position around the world through organic growth, strategic alliances, new consultant hires to enhance specific practice or geographic areas, and acquisitions.”

Based on the first six months results, the company is increasing its guidance for 2007 full year net revenue of between $580 and $595 million, up from our previous guidance of $560 million to $580 million initially provided in March 2007. This updated guidance represents growth in net revenue over 2006 levels of approximately 21 percent to 24 percent and reflects the company’s goal to accelerate revenue growth compared to recent years. The company continues to target a 2007 full-year operating margin of approximately 13 percent.

Following the non-cash tax benefit in the 2007 second quarter related to the reversal of valuation allowance against foreign tax credits, net income and earnings per share are expected to reflect a full-year effective tax rate of between 35 percent and 42 percent. This guidance also reflects the company’s tax planning strategy and current expectation to incorporate its UK branch in the

2007 fourth quarter. Quarterly and full-year tax rate estimates can be significantly impacted by country-level results and can vary significantly by reporting period, as well as by discrete items that require immediate recognition in a particular quarter.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review its 2007 second quarter results today, July 31, at 9:00 am (CDT). Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; delays or difficulties in integrating the Highland Partners search operations; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the timing of any deferred tax asset valuation allowance reversals; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the

U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Eric Sodorff, Director, Corporate Communications: +1 312 496 1613 or esodorff@heidrick.com

Joe Poulos, Edelman: +1 312 240 2719 or Joe.Poulos@edelman.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2007	2006	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$160,053	$120,173	$39,880	33.2%
Reimbursements	7,308	5,765	1,543	26.8%

Total revenue	167,361	125,938	41,423	32.9%

Operating expenses:
Salaries and employee benefits	110,686	81,010	29,676	36.6%
General and administrative expenses	29,855	23,266	6,589	28.3%
Reimbursed expenses	7,308	5,765	1,543	26.8%
Restructuring charges	—	379	(379)

Total operating expenses	147,849	110,420	37,429	33.9%

Operating income	19,512	15,518	3,994	25.7%

Non-operating income (expense):
Interest income	1,627	1,467
Interest expense	(8)	(8)
Net realized and unrealized losses on equity and warrant portfolio	(64)	(81)
Other, net	448	(674)

Net non-operating income	2,003	704

Income before income taxes	21,515	16,222

Provision for income taxes	496	5,832

Net income	$21,019	$10,390

Basic earnings per common share	$1.17	$0.58
Basic weighted average common shares outstanding	18,034	18,069
Diluted earnings per common share	$1.11	$0.55
Diluted weighted average common shares outstanding	18,981	18,962

Salaries and employee benefits as a percentage of net revenue	69.2%	67.4%
General and administrative expense as a percentage of net revenue	18.7%	19.4%
Operating income as a percentage of net revenue	12.2%	12.9%
Operating income as a percentage of net revenue (excluding restructuring)	12.2%	13.2%
Effective tax rate	2.3%	36.0%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended June 30,
	2007	2006	$ Change	% Change	2007 Margin *	2006 Margin *
Revenue:
Americas	$88,204	$68,115	$20,089	29.5%
Europe	52,475	40,468	12,007	29.7%
Asia Pacific	19,374	11,590	7,784	67.2%

Revenue before reimbursements (net revenue)	160,053	120,173	39,880	33.2%
Reimbursements	7,308	5,765	1,543	26.8%

Total revenue	$167,361	$125,938	$41,423	32.9%

Operating Income:
Americas	$19,421	$16,082	$3,339	20.8%	22.0%	23.6%
Europe	7,385	3,934	3,451	87.7%	14.1%	9.7%
Asia Pacific	5,199	2,913	2,286	78.5%	26.8%	25.1%

Total regions	32,005	22,929	9,076	39.6%	20.0%	19.1%
Corporate	(12,493)	(7,032)	(5,461)	-77.7%

Operating income before restructuring charges	19,512	15,897	3,615	22.7%	12.2%	13.2%
Restructuring charges	—	(379)	379

Operating income	$19,512	$15,518	$3,994

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Six Months Ended June 30,
	2007	2006	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$303,179	$221,654	$81,525	36.8%
Reimbursements	13,758	10,567	3,191	30.2%

Total revenue	316,937	232,221	84,716	36.5%

Operating expenses:
Salaries and employee benefits	209,045	151,144	57,901	38.3%
General and administrative expenses	58,295	46,004	12,291	26.7%
Reimbursed expenses	13,758	10,567	3,191	30.2%
Restructuring charges	—	555	(555)

Total operating expenses	281,098	208,270	72,828	35.0%

Operating income	35,839	23,951	11,888	49.6%

Non-operating income (expense):
Interest income	3,503	3,254
Interest expense	(46)	(21)
Net realized and unrealized gains (losses) on equity and warrant portfolio	(123)	115
Other, net	681	(451)

Net non-operating income	4,015	2,897

Income before income taxes	39,854	26,848

Provision for income taxes	8,759	10,532

Net income	$31,095	$16,316

Basic earnings per common share	$1.73	$0.89
Basic weighted average common shares outstanding	17,939	18,310
Diluted earnings per common share	$1.64	$0.85
Diluted weighted average common shares outstanding	19,002	19,212

Salaries and employee benefits as a percentage of net revenue	69.0%	68.2%
General and administrative expense as a percentage of net revenue	19.2%	20.8%
Operating income as a percentage of net revenue	11.8%	10.8%
Operating income as a percentage of net revenue (excluding restructuring)	11.8%	11.1%
Effective tax rate	22.0%	39.2%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Six Months Ended June 30,
	2007	2006	$ Change	% Change	2007 Margin *	2006 Margin *
Revenue:
Americas	$171,603	$123,911	$47,692	38.5%
Europe	95,030	75,863	19,167	25.3%
Asia Pacific	36,546	21,880	14,666	67.0%

Revenue before reimbursements (net revenue)	303,179	221,654	81,525	36.8%
Reimbursements	13,758	10,567	3,191	30.2%

Total revenue	$316,937	$232,221	$84,716	36.5%

Operating Income:
Americas	$36,089	$25,856	$10,233	39.6%	21.0%	20.9%
Europe	11,184	6,762	4,422	65.4%	11.8%	8.9%
Asia Pacific	9,578	5,470	4,108	75.1%	26.2%	25.0%

Total regions	56,851	38,088	18,763	49.3%	18.8%	17.2%
Corporate	(21,012)	(13,582)	(7,430)	-54.7%

Operating income before restructuring charges	35,839	24,506	11,333	46.2%	11.8%	11.1%
Restructuring charges	—	(555)	555

Operating income	$35,839	$23,951	$11,888

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
Current assets:
Cash and cash equivalents	$109,194	$147,440
Short-term investments	70,774	73,375
Accounts receivable, net of allowance for doubtful accounts	116,540	80,677
Other receivables	6,472	6,868
Prepaid expenses	11,562	9,753
Income taxes recoverable, net	2,188	621
Deferred income taxes, net	17,173	14,944

Total current assets	333,903	333,678

Non-current assets:
Property and equipment, net	17,184	18,648
Restricted cash	9,136	7,900
Assets designated for retirement and pension plans	35,802	31,380
Investments	5,021	3,470
Other non-current assets	10,091	6,220
Goodwill	76,258	75,961
Other intangible assets, net	17,306	17,884
Deferred income taxes, net	30,813	24,629

Total non-current assets	201,611	186,092

Total assets	$535,514	$519,770

Current liabilities:
Accounts payable	$8,998	$7,217
Accrued salaries and employee benefits	117,025	154,646
Other accrued liabilities	37,689	37,401
Current portion of accrued restructuring charges	2,892	3,328

Total current liabilities	166,604	202,592

Non-current liabilities:
Retirement and pension plans	40,833	34,332
Non-current portion of accrued restructuring charges	7,900	9,386
Other non-current liabilities	7,710	9,755

Total non-current liabilities	56,443	53,473

Stockholders' equity	312,467	263,705

Total liabilities and stockholders' equity	$535,514	$519,770

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income	$21,019	$10,390
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,816	2,431
Deferred income taxes	(8,728)	(7)
Net realized and unrealized losses on equity and warrant portfolio	64	81
Stock-based compensation expense, net	10,488	6,276
Restructuring charges	—	379
Cash paid for restructuring charges	(972)	(1,090)
Changes in assets and liabilities:
Trade and other receivables	(13,806)	(8,192)
Accounts payable	1,902	156
Accrued expenses	23,639	24,356
Income taxes recoverable, net	(6,904)	(4,081)
Other assets and liabilities, net	463	(371)

Net cash provided by operating activities	29,981	30,328

Cash flows from investing activities:
Increase in restricted cash	(1,236)	—
Acquisition	(235)	—
Capital expenditures	(1,093)	(836)
Proceeds from sales of equity securities	80	375
Payments to consultants related to sales of equity securities	(35)	(212)
Proceeds from sales of short-term investments	29,825	59,999
Purchases of short-term investments	(70,775)	(21,185)
Other, net	10	43

Net cash provided by (used in) investing activities	(43,459)	38,184

Cash flows from financing activities:
Proceeds from stock options exercised	8,750	1,108
Purchases of treasury stock	(12,155)	(31,739)
Excess tax benefits related to stock-based compensation	3,590	582
Other	(835)	315

Net cash used in financing activities	(650)	(29,734)

Effect of foreign currency exchange rates on cash and cash equivalents	1,846	1,451

Net increase (decrease) in cash and cash equivalents	(12,282)	40,229

Cash and cash equivalents:
Beginning of period	121,476	69,536

End of period	$109,194	$109,765

Supplemental schedule of noncash financing activities:
Total value of treasury stock purchases	$12,451	$32,883
Cash paid for treasury stock purchases	(12,155)	(31,739)

Accrued treasury stock purchases	$296	$1,144

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income	$31,095	$16,316
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	5,516	5,072
Deferred income taxes	(8,444)	547
Net realized and unrealized (gains) losses on equity and warrant portfolio	123	(115)
Stock-based compensation expense, net	18,047	11,171
Restructuring charges	—	555
Cash paid for restructuring charges	(2,047)	(4,444)
Changes in assets and liabilities:
Trade and other receivables	(33,554)	(23,725)
Accounts payable	682	(1,212)
Accrued expenses	(41,888)	(4,275)
Income taxes recoverable, net	(1,847)	(3,462)
Other assets and liabilities, net	(6,097)	(1,357)

Net cash used in operating activities	(38,414)	(4,929)

Cash flows from investing activities:
Increase in restricted cash	(1,236)	—
Acquisition	(1,261)	—
Capital expenditures	(3,010)	(1,327)
Proceeds from sales of equity securities	305	397
Payments to consultants related to sales of equity securities	(124)	(212)
Proceeds from sales of short-term investments	81,325	59,999
Purchases of short-term investments	(78,725)	(109,999)
Other, net	17	47

Net cash used in investing activities	(2,709)	(51,095)

Cash flows from financing activities:
Proceeds from stock options exercised	16,983	2,784
Purchases of treasury stock	(24,887)	(45,536)
Excess tax benefits related to stock-based compensation	7,571	1,782
Other	293	315

Net cash used in financing activities	(40)	(40,655)

Effect of foreign currency exchange rates on cash and cash equivalents	2,917	2,755

Net decrease in cash and cash equivalents	(38,246)	(93,924)

Cash and cash equivalents:
Beginning of period	147,440	203,689

End of period	$109,194	$109,765

Supplemental schedule of noncash financing activities:
Total value of treasury stock purchases	$25,907	$49,460
Cash paid for treasury stock purchases	(24,887)	(45,536)

Accrued treasury stock purchases	$1,020	$3,924